Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q3 2025 FINANCIAL RESULTS

Declares Dividend of $0.15 per share for Q3 2025
Represents Genco’s 25th Consecutive Quarterly Dividend

New York, New York, November 5, 2025 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and nine months ended September 30, 2025.

Third Quarter 2025 and Year-to-Date Highlights

•	Dividend
o	Declared a $0.15 per share dividend for Q3 2025
o	25th consecutive quarterly dividend
■	Cumulative dividends of $7.065 per share or approximately 43% of our current share price[1]
o	Q3 2025 dividend is payable on or about November 24, 2025 to all shareholders of record as of November 17, 2025

•	Growth
o	Acquired the Genco Courageous, a high specification 2020-built 182,000 dwt scrubber-fitted Capesize vessel in October 2025

•	$600 million revolving credit facility (RCF)
o	In July, we amended our credit facility to establish a $600 million RCF to provide significant borrowing capacity to pursue growth opportunities among other uses

•	Q3 2025 financial results
o	Net loss of $1.1 million, or basic and diluted net loss per share of $0.02
■	Adjusted net loss of $0.4 million or basic and diluted loss per share of $0.01, excluding loss on debt extinguishment of $0.7 million
o	Adjusted EBITDA: $21.7 million[2]
o	Voyage revenues: $79.9 million
■	Net revenue[2]: $55.0 million
■	Average daily fleet-wide TCE[2]: $15,959 per day

•	Estimated Q4 2025 TCE to date
o	$20,101 for 72% of our owned fleet available days[2]

John C. Wobensmith, Chief Executive Officer, commented, “During the third quarter, Genco’s execution of its value strategy was once again strong, as we declared our 25th consecutive dividend and grew our high-specification Capesize fleet. Including the third quarter, these dividends have now totaled $7.065 per share, or approximately 43% of our current share price. As part of our value strategy, we have also paid down $279 million in debt since the strategy’s inception and invested approximately $200 million in modern Capesize vessels since 2023.”

Mr. Wobensmith continued, “Notably, our TCE has increased each quarter this year. Based on the compelling supply side fundamentals and demand growth catalysts set to materialize, we remain optimistic on the drybulk freight market. Specifically, our Q4 TCE to date is estimated to be over $20,000 per day or more than 25% higher than Q3. As we progress through the fourth quarter and position Genco for 2026, we do so with the majority of our drydock schedule complete, a further reduced cash flow breakeven level, and significant operating leverage to capitalize on improving drybulk fundamentals.  Going forward, our focus remains on providing shareholders with sizeable returns and taking advantage of attractive growth opportunities to continue to increase our earnings capacity and create enduring long-term value.”

1 Genco share price as of November 4, 2025.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q4 2025 TCE, this estimate is based on both period and current spot fixtures, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: making voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically renewing and growing our asset base

Key characteristics of our strategy include:
•	Net loan-to-value (LTV) of 12% at September 30, 2025 pro forma for the subsequently completed vessel acquisition[3]
•	Strong liquidity position of $520.0 million at September 30, 2025, which consists of:
o	$90.0 million of cash on the balance sheet
o	$430.0 million of revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of September 30, 2025 divided by estimates of the market value of our fleet (and, for the pro forma amount, the vessel we subsequently acquired) as of November 4, 2025 from VesselsValue.com. The actual market value of our vessels may vary.

Growth

We acquired the Genco Courageous, a 2020-built 182,000 dwt scrubber-fitted Capesize vessel, for $63.6 million. We took delivery of the vessel on October 15, 2025. Genco has funded the acquisition through a combination of cash on hand and a drawdown from its revolving credit facility.

Dividend Policy

Genco declared a cash dividend of $0.15 per share for the third quarter of 2025. While our stated formula, with a quarterly reserve of $19.50 million, produced a dividend of $0.05 per share for the quarter, the Board of Directors elected on management’s recommendation to reduce the quarterly reserve to $14.90 million in order to declare the $0.15 per share dividend. The Q3 2025 dividend is payable on or about November 24, 2025 to all shareholders of record as of November 17, 2025.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q3 2025 dividend and estimated amounts for the calculation of the dividend for Q4 2025:

Dividend calculation	Q3 2025 actual	Q4 2025 estimates
Net revenue	$55.01	Fixtures + market
Operating expenses	(33.48)	(35.41)
Operating cash flow	$21.52	Sum of the above
Less: voluntary quarterly reserve	(14.90)	(19.50)
Cash flow distributable as dividends	$6.63	Sum of the above
Dividend per share	$0.15
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses for Q4 2025 are estimates and subject to change.

The voluntary quarterly reserve for the fourth quarter of 2025 under the Company’s dividend formula is targeted as $19.50 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market while continuing to invest in our fleet. Subject to the development of freight rates for the remainder of the fourth quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “During the first nine months of 2025, we have taken important steps to further strengthen our capital structure, which is designed to create value in a dynamic drybulk market. Specifically, our capital structure provides a solid strategic foundation and our $600 million credit facility, which we closed in Q3, provides significant benefits including further strengthening our ability to pursue accretive growth opportunities. In addition, the improved pricing of the facility has enabled the Company to continue to lower its cash flow breakeven levels in addition to the augmented flexibility of the structure. Looking ahead to the fourth quarter, the operating leverage inherent in the fleet is highlighted by the over 25% increase in TCE to date led by our Capesize vessels, which are fixed at over $27,000 per day currently. We believe the combination of low financial leverage and high operating leverage creates a solid risk-reward balance for shareholders while providing Genco with increased optionality as markets develop.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Based on current fixtures to date, our estimated TCE to date for the fourth quarter of 2025 on a load-to-discharge basis is presented below. Actual rates for the fourth quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the fourth quarter of 2025. At the same time, expenses for uncontracted days will be recognized as incurred.

In September, we elected to exercise the conversion clause in two index linked Capesize charters, on the Genco Resolute and the Genco Defender. For the fourth quarter, both vessels will earn gross rates of $32,400 and $33,000 per day plus a scrubber premium, respectively.

Estimated net TCE - Q4 2025 to Date

Vessel Type	TCE	% Fixed
Capesize	$27,077	67%
Ultra/Supra	$16,139	76%
Total	$20,101	72%

Our index-linked charters are listed below:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-26
Genco Resolute	Capesize	181,060	2015	120% of BCI + scrubber	11-14 months	Apr-26
Genco Defender	Capesize	180,021	2016	120% of BCI + scrubber	11-14 months	Apr-26
Genco Constantine	Capesize	180,183	2008	100.5% of BCI + scrubber	13-16 months	Sep-26

Financial Review: 2025 Third Quarter

The Company recorded a net loss for the third quarter of 2025 of $1.1 million, or $0.02 basic and diluted net loss per share. Adjusted net loss of $0.4 million or basic and diluted loss per share of $0.01, excluding loss on debt extinguishment of $0.7 million. Comparatively, for the three months ended September 30, 2024, the Company recorded net income of $21.5 million, or $0.50 and $0.49 basic and diluted earnings per share, respectively. Adjusted net income amounted to $18.1 million, or $0.42 and $0.41 basic and diluted earnings per share, excluding a gain on sale of vessels of $4.5 million, non-cash vessel impairment charges of $1.0 million and unrealized fuel losses of $0.1 million.

Revenue / TCE
The Company’s revenues decreased to $79.9 million for the three months ended September 30, 2025 as compared to $99.3 million recorded for the three months ended September 30, 2024, primarily due to lower rates earned by our major and minor bulk vessels and additional drydocking days during the third quarter of 2025 as compared to the third quarter of 2024. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $15,959 per day for the three months ended September 30, 2025 as compared to $19,260 per day for the three months ended September 30, 2024.

Voyage expenses
Voyage expenses decreased to $24.8 million for the three months ended September 30, 2025 from $28.2 million during the prior year period. The decrease was primarily due to lower bunker consumption for our Capesize and Supramax vessels and operating a lower number of third party chartered-in vessels.

Vessel operating expenses
Vessel operating expenses decreased to $24.4 million for the three months ended September 30, 2025 from $24.8 million for the three months ended September 30, 2024. Daily vessel operating expenses, or DVOE, amounted to $6,312 per vessel per day for the third quarter of 2025 compared to $6,423 per vessel per day for the third quarter of 2024. The decrease in DVOE was primarily due to lower insurance costs, as well as the timing of the purchase of stores.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q4 2025 is $6,375 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses increased to $7.6 million for the third quarter of 2025 compared to $6.8 million for the third quarter of 2024 due to higher nonvested stock amortization expense in addition to higher legal and professional fees.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $19.3 million for the three months ended September 30, 2025 from $16.6 million for the three months ended September 30, 2024 primarily due to an increase in drydocking amortization expense for certain vessels in our fleet. Additionally, there was an increase in vessel depreciation expense for the Genco Intrepid, which was delivered during the fourth quarter of 2024.

EBITDA
EBITDA for the three months ended September 30, 2025 amounted to $21.0 million compared to $40.3 million during the prior year period. During the three months of 2025 and 2024, EBITDA included non-cash impairment charges, other operating expenses, gains on sale of vessels, losses on debt extinguishment as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $21.7 million and $36.9 million, for the respective periods.

Financial Review: Nine Months 2025

The Company recorded a net loss of $19.8 million or $0.46 basic and diluted net loss per share for the nine months ended September 30, 2025. This compares to net income of $63.7 million or $1.48 and $1.46 basic and diluted earnings per share, respectively, for the nine months ended September 30, 2024.

Revenue / TCE
The Company’s revenues decreased to $232.1 million for the nine months ended September 30, 2025 compared to $323.8 million for the nine months ended September 30, 2024, primarily due to lower rates earned by our major and minor bulk vessels, the operation of a smaller fleet and additional drydocking days during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024. TCE rates obtained by the Company decreased to $13,813 per day for the nine months ended September 30, 2025 from $19,458 per day for the nine months ended September 30, 2024.

Voyage expenses
Voyage expenses decreased to $84.2 million for the nine months ended September 30, 2025 from $95.7 million for the same period in 2024 primarily due to lower bunker consumption on our Capesize vessels as well as the operation of a smaller fleet.

Vessel operating expenses
Vessel operating expenses decreased to $73.1 million for the nine months ended September 30, 2025 from $77.8 million for the nine months ended September 30, 2024. DVOE was $6,371 for the first nine months of 2025 versus $6,514 in the first nine months of 2024. The decrease in DVOE was primarily due to the timing of the purchase of stores and spares and lower insurance costs partially offset by higher crew costs.

General and administrative expenses
General and administrative expenses for the nine months ended September 30, 2025 increased to $22.5 million as compared to $20.8 million in the same period of 2024 primarily due to higher nonvested stock amortization expense and higher legal and professional fees.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $55.1 million for the nine months ended September 30, 2025 from $50.9 million for the nine months ended September 30, 2024 due to an increase in drydocking amortization expense for certain vessels in our fleet.

EBITDA
EBITDA for the nine months ended September 30, 2025 amounted to $42.6 million compared to $122.8 million during the prior year period. During the nine months of 2025 and 2024, EBITDA included non-cash impairment charges, other operating expenses, gains on sale of vessels, losses on debt extinguishment as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $43.9 million and $118.5 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2025 and 2024 was $16.0 million and $96.9 million, respectively. This decrease in cash provided by operating activities was primarily due to lower rates earned by our major and minor bulk vessels, as well as changes in working capital. Additionally, there was an increase in drydocking costs incurred during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.

Net cash (used in) provided by investing activities for the nine months ended September 30, 2025 and 2024 was ($17.8) million and $73.7 million, respectively. This fluctuation was primarily a result of $79.1 million of proceeds from the sale of the Genco Commodus, the Genco Claudius, the Genco Maximus and the Genco Warrior during the nine months ended September 30, 2024. Additionally, there was a $11.8 million increase in the purchase of vessel assets due to the deposit for the Genco Courageous that was delivered on October 15, 2025, as well various upgrades during the drydocking of certain vessels in our fleet during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.

Net cash provided by (used in) financing activities during the nine months ended September 30, 2025 and 2024 was $47.7 million and ($170.4) million, respectively.  On July 10, 2025, the $500 Million Revolver was refinanced with the $600 Million Revolver. As part of the debt modification, $15.3 million was settled net among the lenders of the $500 Million Revolver and $600 Million Revolver.  The fluctuation is primarily due to a $120.0 million decrease in debt repayments made under our $500 Million Revolver during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024. Additionally, during the nine months ended September 30, 2025, the Company made drawdowns of $70.0 million and $10.0 million on the $600 Million Revolver and the $500 Million Revolver, respectively. Lastly, there was a $24.1 million decrease in the payment of dividends during the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024. These decreases in cash used in financing activities were partially offset by a $5.9 million increase in the payment of deferred financing costs related to the $600 Million Revolver.

Capital Expenditures

Genco’s fleet consists of 43 vessels with an average age of 12.8 years and an aggregate capacity of approximately 4,629,000 dwt:

•	17 Capesizes
•	15 Ultramaxes
•	11 Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2025 and 2026 to be:

Estimated costs ($ in millions)	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026
Drydock Costs (1)	$5.06	$7.80	$-	$7.50	$10.30
Estimated BWTS Costs (2)	$-	$2.32	$-	$2.32	$-
Fuel Efficiency Upgrade Costs (3)	$0.14	$1.10	$-	$0.55	$-
Total Costs	$5.20	$11.22	$-	$10.37	$10.30
Estimated Offhire Days (4)	88	100	-	100	146

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q4 2025 consists of 33 days for one Capesize, 25 days for one Ultramax and 30 days for one Supramax.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$79,921	$99,332	$232,130	$323,814
Total revenues	79,921	99,332	232,130	323,814

Operating expenses:
Voyage expenses	24,810	28,232	84,169	95,705
Vessel operating expenses	24,391	24,847	73,055	77,756
Charter hire expenses	106	1,267	4,425	7,232
General and administrative expenses (inclusive of nonvested stock amortization expense of $1,919, $1,508, $5,195 and $4,341, respectively)	7,584	6,831	22,477	20,815
Technical management expenses	1,265	1,005	3,821	3,296
Depreciation and amortization	19,298	16,620	55,095	50,939
Impairment of vessel assets	-	961	651	6,595
Net gain on sale of vessels	-	(4,465)	-	(16,693)
Other operating expense	-	-	-	5,728
Total operating expenses	77,454	75,298	243,693	251,373

Operating income (loss)	2,467	24,034	(11,563)	72,441

Other (expense) income:
Other expense	(104)	(239)	(350)	(263)
Interest income	388	749	1,000	2,294
Interest expense	(3,151)	(2,970)	(8,258)	(10,462)
Loss on debt extinguishment	(678)	-	(678)	-
Other expense, net	(3,545)	(2,460)	(8,286)	(8,431)

Net (loss) income	$(1,078)	$21,574	$(19,849)	$64,010

Less: Net (loss) income attributable to noncontrolling interest	(25)	115	(72)	$286

Net (loss) income attributable to Genco Shipping & Trading Limited	$(1,053)	$21,459	$(19,777)	$63,724

Net (loss) earnings per share - basic	$(0.02)	$0.50	$(0.46)	$1.48

Net (loss) earnings per share - diluted	$(0.02)	$0.49	$(0.46)	$1.46

Weighted average common shares outstanding - basic	43,414,340	43,108,844	43,322,949	43,033,786

Weighted average common shares outstanding - diluted	43,414,340	43,656,385	43,322,949	43,642,521

	September 30, 2025	December 31, 2024
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$89,951	$43,690
Restricted cash	-	315
Due from charterers, net	13,941	21,376
Prepaid expenses and other current assets	7,823	10,375
Inventories	21,547	22,234
Total current assets	133,262	97,990

Noncurrent assets:
Vessels, net of accumulated depreciation of $359,361 and $322,807, respectively	887,408	915,022
Deposits on vessels	6,527	-
Deferred drydock, net	67,084	30,048
Fixed assets, net	7,969	7,184
Operating lease right-of-use assets	5,351	6,358
Total noncurrent assets	974,339	958,612

Total assets	$1,107,601	$1,056,602

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$51,656	$34,492
Deferred revenue	4,701	4,665
Current operating lease liabilities	-	1,503
Total current liabilities	56,357	40,660

Noncurrent liabilities
Long-term operating lease liabilities	5,463	5,539
Long-term debt, net of deferred financing costs of $11,522 and $7,825, respectively	158,478	82,175
Total noncurrent liabilities	163,941	87,714

Total liabilities	220,298	128,374

Commitments and contingencies

Equity:
Common stock	432	427
Additional paid-in capital	1,469,951	1,491,032
Accumulated deficit	(584,493)	(564,716)

Total Genco Shipping & Trading Limited shareholders' equity	885,890	926,743
Noncontrolling interest	1,413	1,485
Total equity	887,303	928,228

Total liabilities and equitys	$1,107,601	$1,056,602

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net (loss) income	$(19,849)	$64,010
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	55,095	50,939
Amortization of deferred financing costs	1,595	1,501
Right-of-use asset amortization	1,007	1,112
Amortization of nonvested stock compensation expense	5,195	4,341
Impairment of vessel assets	651	6,595
Net gain on sale of vessels	-	(16,693)
Loss on debt extinguishment	678	-
Amortization of premium on derivatives	-	45
Insurance proceeds for protection and indemnity claims	80	271
Insurance proceeds for loss of hire claims	6	327
Change in assets and liabilities:
Decrease (increase) in due from charterers	7,435	(2,619)
Decrease (increase) in prepaid expenses and other current assets	1,666	(2,301)
Decrease in inventories	687	1,831
Increase in accounts payable and accrued expenses	16,470	7,829
Increase (decrease) in deferred revenue	36	(2,860)
Decrease in operating lease liabilities	(1,579)	(1,710)
Deferred drydock costs incurred	(53,180)	(15,763)
Net cash provided by operating activities	15,993	96,855

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(15,734)	(3,967)
Purchase of other fixed assets	(2,886)	(2,268)
Net proceeds from sale of vessels	-	79,105
Insurance proceeds for hull and machinery claims	864	846
Net cash (used in) provided by investing activities	(17,756)	73,716

Cash flows from financing activities
Proceeds from the $600 Million Revolver	85,333	-
Proceeds from the $500 Million Credit Facility	10,000	-
Repayments on the $500 Million Credit Facility	(15,333)	(120,000)
Cash dividends paid	(26,321)	(50,410)
Payment of deferred financing costs	(5,970)	(38)
Net cash provided by (used in) financing activities	47,709	(170,448)

Net increase in cash, cash equivalents and restricted cash	45,946	123

Cash, cash equivalents and restricted cash at beginning of period	44,005	46,857
Cash, cash equivalents and restricted cash at end of period	$89,951	$46,980

		Three Months Ended September 30, 2025
Net Loss Reconciliation		(unaudited)
Net loss attributable to Genco Shipping & Trading Limited		$(1,053)
+	Loss on debt extinguishment	678
+	Unrealized loss on fuel hedges	9
	Adjusted net loss	$(366)

	Adjusted net loss per share - basic	$(0.01)
	Adjusted net loss per share - diluted	$(0.01)

	Weighted average common shares outstanding - basic	43,414,340
	Weighted average common shares outstanding - diluted	43,414,340

	Weighted average common shares outstanding - basic as per financial statements	43,414,340
	Dilutive effect of stock options	-
	Dilutive effect of performance based restricted stock units	-
	Dilutive effect of restricted stock units	-
	Weighted average common shares outstanding - diluted as adjusted	43,414,340

		Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net (loss) income attributable to Genco Shipping & Trading Limited		$(1,053)	$21,459	$(19,777)	$63,724
+	Net interest expense	2,763	2,221	7,258	8,168
+	Depreciation and amortization	19,298	16,620	55,095	50,939
	EBITDA(1)	$21,008	$40,300	$42,576	$122,831

+	Impairment of vessel assets	-	961	651	6,595
+	Net gain on sale of vessels	-	(4,465)	-	(16,693)
+	Other operating expense	-	-	-	5,728
+	Loss on debt extinguishment	678	-	678	-
+	Unrealized loss on fuel hedges	9	123	3	84
	Adjusted EBITDA	$21,695	$36,919	$43,908	$118,545

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	42	42	42	42
Average number of vessels (2)	42.0	42.0	42.0	43.6
Total ownership days for fleet (3)	3,864	3,868	11,466	11,936
Total chartered-in days (4)	10	71	473	403
Total available days for fleet (5)	3,457	3,696	10,865	11,759
Total available days for owned fleet (6)	3,447	3,625	10,392	11,356
Total operating days for fleet (7)	3,429	3,673	10,749	11,612
Fleet utilization (8)	98.1%	97.9%	98.1%	96.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$15,959	$19,260	$13,813	$19,458
Daily vessel operating expenses per vessel (10)	6,312	6,423	6,371	6,514

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,472.0	1,472.0	4,368.0	4,626.1
Panamax	-	-	-	-
Ultramax	1,380.0	1,380.0	4,095.0	4,110.0
Supramax	1,012.0	1,016.3	3,003.0	3,200.3
Total	3,864.0	3,868.3	11,466.0	11,936.4

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	66.2
Ultramax	10.3	71.0	311.4	239.4
Supramax	-	-	161.6	97.1
Total	10.3	71.0	473.0	402.7

Available days (owned & chartered-in fleet)
Capesize	1,136.5	1,366.3	3,713.0	4,395.9
Panamax	-	-	-	66.2
Ultramax	1,355.5	1,370.0	4,271.3	4,139.3
Supramax	965.0	959.8	2,880.7	3,157.7
Total	3,457.0	3,696.1	10,865.0	11,759.1

Available days (owned fleet)
Capesize	1,136.5	1,366.3	3,713.0	4,395.9
Panamax	-	-	-	-
Ultramax	1,345.2	1,299.0	3,959.9	3,899.9
Supramax	965.0	959.8	2,719.1	3,060.6
Total	3,446.7	3,625.1	10,392.0	11,356.4

Operating days
Capesize	1,127.9	1,360.6	3,652.9	4,330.3
Panamax	-	-	-	66.2
Ultramax	1,338.7	1,357.7	4,226.6	4,095.9
Supramax	962.6	955.0	2,869.1	3,119.7
Total	3,429.2	3,673.3	10,748.6	11,612.1

Fleet utilization
Capesize	97.1%	97.2%	97.0%	95.2%
Panamax	-	-	-	100.0%
Ultramax	98.0%	98.5%	98.5%	98.3%
Supramax	99.7%	97.9%	99.0%	97.1%
Fleet average	98.1%	97.9%	98.1%	96.8%

Average Daily Results:
Time Charter Equivalent
Capesize	$21,380	$26,951	$16,926	$27,160
Panamax	-	-	-	-
Ultramax	13,687	15,336	12,704	15,185
Supramax	12,741	13,622	11,179	13,784
Fleet average	15,959	19,260	13,813	19,458

Daily vessel operating expenses
Capesize	$7,017	$6,783	$6,961	$7,017
Panamax	-	-	-	-
Ultramax	5,724	5,845	5,808	5,917
Supramax	6,090	6,668	6,283	6,548
Fleet average	6,312	6,423	6,371	6,514

1)
EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2025 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$79,921	$99,332	$232,130	$323,814
Voyage expenses (in thousands)	24,810	28,232	84,169	95,705
Charter hire expenses (in thousands)	106	1,267	4,425	7,232
Realized gain on fuel hedges (in thousands)	-	(15)	12	95
	55,005	69,818	143,548	220,972

Total available days for owned fleet	3,447	3,625	10,392	11,356
Total TCE rate	$15,959	$19,260	$13,813	$19,458

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.8 years and an aggregate capacity of approximately 4,629,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 6, 2025 at 8:30 a.m. Eastern Time to discuss its 2025 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://registrations.events/direct/Q4I910613917, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m. Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, and attacks on vessels in the Red Sea; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2025 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; (xxiii) trade conflicts,  the imposition or modification of port fees, tariffs and other import restrictions, and the effectiveness and cost of any measures the Company may adopt to avoid or mitigate the impact of the foregoing, including alternate trade routes and repositioning vessels; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550